CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No.1 to Registration Statement No. 333-224372 on Form N-1A of Managed Account Series II of our report dated June 27, 2018, relating to the financial statements and financial highlights of BlackRock U.S. Mortgage Portfolio of Managed Account Series (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended April 30, 2018, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 18, 2018